NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports A 57% Increase in Earnings Per Share From Continuing Operations
For The Third Quarter Of 2014

Spartanburg, South Carolina, October 28, 2014...Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals, announces that the third quarter of 2014 produced net sales from continuing operations of $48,452,000, a decrease of $760,000 or 2% when compared to net sales from continuing operations for the third quarter of 2013 of $49,212,000. Net sales from continuing operations for the first nine months of 2014 were $150,936,000 which approximated the net sales from continuing operations of $150,350,000 for the same period of the prior year. For the third quarter of 2014 the Company recorded net earnings from continuing operations of $3,178,000, or $0.36 per share, a 115% increase when compared to net earnings from continuing operations of $1,481,000, or $0.23 per share for the same quarter in the prior year. Net earnings from continuing operations for the first nine months of 2014 amounted to $11,210,000, or $1.29 per share, which represents an increase of 181% when compared to net earnings from continuing operations of $3,995,000, or $0.62 per share, for the first nine months of 2013. As a result of the Company's common stock offering in September 2013, an additional 2,300,000 shares were sold and therefore are included in the weighted average share calculation for the third quarter and first nine months of 2014. These additional shares have a dilutive effect when comparing all "per share" calculations for third quarter and first nine months of 2014 with the same periods of the prior year.
On August 29, 2014 the Company completed the sale of all of the issued and outstanding membership interests of its wholly owned subsidiary, Ram-Fab, LLC ("Ram-Fab"), a South Carolina limited liability company, to a subsidiary of Primoris Services Corporation. The transaction was valued at less than $10 million, which consideration included cash at closing, Synalloy's ability to receive potential future earn-out payment(s) and the retention of specified Ram-Fab current assets. The Company realized a one-time charge in the third quarter of $1,996,000 for costs associated with the closure plus a $947,000 charge to write off the Company's investment in Ram-Fab. These charges, along with all non-recurring expenses associated with Ram-Fab are included in the respective financial statements as discontinued operations. Ram-Fab was reported as a part of the Metals Segment.
On June 27, 2014 the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab"). The unit lost approximately $2,258,000 in the first six months of 2014. Bristol Fab's collective bargaining agreement with the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada Local Union No. 538 (the "Union") expired on February 15, 2014. After months of negotiations with the Union, Bristol Fab was unable to reach an agreement. Also, upon closure of the operation, the Company is legally obligated to pay a withdrawal liability to the Union's pension fund of over $1.9 million. The Company realized a one-time charge in the second quarter of 2014 of $6,988,000 for costs associated with the closure of Bristol Fab. Included in this amount is a non-cash charge for the disposal of inventory on hand of $3,026,000. These costs, along with all non-recurring expenses associated with Bristol Fab are included in the respective financial statements as discontinued operations.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from net income and earnings per share. Adjusted Net Income, a non-GAAP financial measure, represents reported income before taxes and eliminates discontinued operations, the effect of inventory gains and losses from changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the Palmer earn-out adjustment, the bargain gain realized on the CRI acquisition and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally, a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes these non-GAAP measurements to present a more meaningful picture of core operations. The Adjusted Net Income for the third quarter of 2014 was $2,469,000, or $0.28 per share. This represents an 81% increase over the third quarter of 2013 of $1,364,000, or $0.21 per share. For the first nine months of 2014, Adjusted Net Income was $8,045,000, or $0.92 per share, up 64% over 2013 results of $4,901,000, or $0.76.
Earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the Palmer earn-out adjustment, the bargain gain realized on the CRI acquisition and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure increased $1,386,000 or 37% to $5,150,000 in the third quarter of 2014, or $0.59 per share from $3,764,000, or $0.58 per share for the third quarter of the prior year. For the first nine months of 2014, Adjusted EBITDA was $17,015,000, or $1.95 per share, compared to $11,518,000 , or $1.79 per share for the first nine months of 2013. This represents an increase of $5,497,000 or 48%.

Metals Segment
Sales from continuing operations during the third quarter of 2014 totaled $32,899,000, a decrease of $2,264,000 or 6% from $35,163,000 for the same quarter last year. Sales from continuing operations for the first nine months of 2014 were $102,091,000, a decrease of $6,629,000 or 6% from the first nine months of 2013. Storage tank sales decreased 25% and 9% for the third quarter and first nine months of 2014 when compared to the same periods of the prior year. Pipe sales from continuing operations increased 1% and decreased 5% for the third quarter and first nine months, respectively, of 2014 when compared to the prior year. The pipe sales increase for the third quarter resulted from a 4% increase in average unit volumes partially offset by a 3% decrease in average selling prices. In the third quarter, the Metals Segment experienced commodity unit volumes increasing 9% while non-commodity unit volume decreased 7%. Selling prices for commodity pipe increased approximately 20% while selling prices for non-commodity pipe decreased approximately 15%. The non-commodity price decrease was largely attributable to mix differences between the periods.
The pipe sales decrease for the first nine months of 2014 resulted from a 3% increase in average unit volumes combined with an 8% decrease in average selling prices. In the first nine months of 2014, the Metals Segment experienced commodity unit volumes decreasing 6% while non-commodity unit volume increased 24%. Selling prices for commodity pipe increased 6% while selling prices for non-commodity pipe decreased 27%.
The entire shortfall in storage tank sales for 2014 when compared to 2013 occurred in the third quarter of 2014 as a result of a large Salt Water Disposal project which was shipped during the third quarter of 2013 combined with the negative effect of tropical cyclone Odile that produced approximately 9" of rain over a 10-day period in mid-September. Tank orders remain strong as evidenced by the 14% increase in backlog during the third quarter of 2014 and the majority of the sales shortfall experienced during the third quarter should be recovered during the fourth quarter of 2014.
The Bechtel nuclear project which was completed during the fourth quarter of 2013 accounted for the decrease in Metals Segment sales in the third quarter and first nine months of 2014. The Segment also focused on obtaining an improved sales mix in 2014. Less profitable commodity pipe sales were replaced with higher margin commodity and special alloy welded stainless pipe shipments.
The Metals Segment's operating income from continuing operations increased 643% to $3,840,000 for the third quarter of 2014 compared to $517,000 for the third quarter of 2013. Operating income from continuing operations for the first nine months of 2014 for the Metals Segment increased $7,852,000 or 249% to $11,000,000 when compared to $3,148,000 for the first nine months of the prior year. Operating income from continuing operations, which increased $3,323,000 and $7,852,000 for the third quarter and first nine months of 2014, respectively, compared to the same periods of 2013, was impacted by the following factors:

a)
The Company-wide cost cutting initiatives implemented in January 2014 had a favorable effect on profitability for the first nine months of 2014. The Segment is meeting or exceeding all of the financial metric targets that were implemented.

b)
As a result of tropical cyclone Odile, Palmer lost 5 shipping days during September 2014. The inability to ship product during that time is estimated to have a negative effect on net income of approximately $198,000 and resulted in consolidated earnings per share being unfavorably affected by $0.023 per share.

c)
Synalloy experienced higher medical claims during the third quarter 2014 which resulted in a higher cost allocation to both segments. The increased average medical claims lowered third quarter earnings per share by approximately $0.016 per share.

d)
As mentioned above, BRISMET's product mix changed significantly in 2014. New sales pricing tools have allowed the sales department to focus on profitable sales quotes while backing away from low margin business.

e)	Sales and operating income for 2013 were significantly affected by the low margin Bechtel nuclear project. The facility successfully converted that effort to higher margin products in 2014.

f)
As a result of rising nickel prices during 2014, the Company experienced inventory gains of approximately $808,000 and $110,000 for the third quarter and first nine months of 2014, respectively, compared to inventory losses of approximately $1,424,000 and $2,631,000, respectively, for the same periods of 2013.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the third quarter of 2014 were $15,553,000, which represented an 11% increase from $14,049,000 for the same quarter of 2013. Sales for the first nine months of 2014 were $48,845,000, an increase of $7,215,000 or 17% from $41,630,000 for the same period of 2013. Overall selling prices decreased 8% and 10% in the third quarter and first nine months of 2014 when compared to the same periods of 2013 due in part to a significant increase in usage of a lower cost raw material that is reflected in the selling price at Manufacturers Chemicals and generally lower average selling prices at CRI Tolling. Operating income for the third quarter of 2014 and 2013 was $1,416,000 and $1,576,000, respectively, a decrease of 10%. The decrease was due primarily to a favorable adjustment to the allowance for doubtful accounts in the third quarter of the prior year, an increase in corporate expense allocations in the current year and adjustments to the current year management incentive bonus. For the first nine months of 2014, operating income was $4,772,000 compared to $4,466,000 for the same period of 2013, which represents an increase of 7%. CRI Tolling continues to outperform management's acquisition projections and had a positive impact on profitability during the first nine months of 2014. The Specialty Chemicals Segment continues to focus on improving the product mix to higher margin products and controlling operating and support costs. At CRI Tolling, improving production capabilities by streamlining processes and adding necessary equipment will be a major focus. Manufacturers Chemicals will continue to focus on penetrating multiple new markets that will impact long-term organic growth.
On August 26, 2013, CRI Tolling completed the purchase of substantially all of the assets and assumed certain operating liabilities of Color Resources, LLC ("CRI"). The assets purchased from CRI included equipment and certain other assets and approximately $387,000 of inventory and accounts receivables, net of assumed payables. The total purchase price was $1,100,000. The Company acquired the building and land where CRI operates in a separate transaction on August 9, 2013 for approximately $3,500,000. The Company viewed both the building and operating assets of CRI together as one business, capable of providing a return to ownership by expanding the Segment's production capacity. Accordingly, the acquisition meets the definition of a business and the transaction is structured in a way that meets the definition of a business combination.
The Company funded the acquisition of CRI through a new term loan with the Company's bank, plus an increase in its line of credit.
Other Items
Unallocated corporate expenses for the third quarter of 2014 decreased $275,000 to $549,000 (1.1% of sales) compared to $824,000 (1.7% of sales) for the third quarter of 2013. For the first nine months, unallocated corporate expenses increased $60,000 to $2,503,000 (1.7% of sales) for 2014 from $2,443,000 (1.6% of sales) for 2013. The third quarter decrease resulted from a favorable quarter-end adjustment to the incentive based bonus accrual combined with shelf registration costs in the prior year while the first nine months results increased as a result of higher projected incentive based bonuses for 2014 partially offset by lower travel and shelf registration costs.
Interest expense for the third quarter of 2014 was $261,000 compared to $362,000 for the third quarter of 2013. For the first nine months, interest expense decreased to $789,000 for 2014 compared to $1,077,000 for 2013. The lower expense levels resulted from the Company paying off the outstanding balance of its line of credit in October 2013 with a portion of the proceeds from the September 30, 2013 public stock offering.
In connection with the acquisition of CRI, on August 9, 2013 the Company amended its credit agreement for a new ten-year term loan in the amount of $4,033,000, with monthly principal payments customized to account for the 20 year amortization of the real estate assets combined with a 5-year amortization of the equipment assets purchased. In conjunction with the new term loan, to mitigate the variability of interest rate risk, the Company entered into an interest rate swap contract on September 3, 2013. The interest rate swap is for an initial notional amount of $4,033,250 with a fixed interest rate of 4.83% and runs for ten years to August 19, 2023, which equates to the due date of the term loan. The notional amount of the interest rate swap decreases as monthly principal payments are made.
Also, the change in the fair value of the interest rate swap contracts decreased unallocated expenses for the third quarter of 2014 by $103,000 and increased unallocated expenses by $106,000 for the third quarter of 2013. For the first nine months of 2014, unallocated expenses increased by $192,000 for the change in the fair value of the interest rate swap contracts while decreasing unallocated expenses by $527,000 for the first nine months of 2013.
During the second quarter, management reviewed the reserves for Palmer’s second and third year earn-out payments. The earn-out periods run from August 22nd to August 21st of the following year, with a threshold target of $5.825 million in EBITDA in order for the former shareholders of Palmer to receive an earn-out payment of $2.5 million. An additional earn-out payment of $1.0 million can be achieved at $6.825 million in EBITDA. While Palmer’s EBITDA results in the second quarter of this year exceeded the same period last year, EBITDA in the fourth quarter of 2013 and in January and February of this year trailed the threshold EBITDA target required for the sellers to receive the base earn-out payment.
At the time of the second quarter 2014 adjustment, with approximately 7 weeks remaining in the earn-out period, management did not expect the threshold EBITDA target of $5.825 million to be achieved. Looking out to the third and final year of the earn-out period, management does expect Palmer to achieve the threshold EBITDA target of $5.825 million. The Company remains pleased with Palmer’s performance to date and its prospects for the future, however management does not expect the business unit to reach the $6.825 million level in the final earn-out period.

The amounts originally estimated for future earn-out payments and our current estimates are as follows:

	Original estimate	Current estimate	Difference
Year 2	$2,500,000	$—	$2,500,000
Year 3	3,500,000	2,500,000	1,000,000
Total	$6,000,000	$2,500,000	$3,500,000
During the second quarter of 2014, the Company recorded a one-time favorable adjustment at the parent company level of $3,476,000 to reduce the earn-out liability to the present value of our current estimate.
As noted in the Specialty Chemicals Segment section, the Company realized a $1,077,000 bargain purchase gain net of deferred taxes from the acquisition of CRI in the third quarter of 2013. The gain resulted primarily from the fair value of land, building and equipment exceeding the cost paid for these assets. The total amount of the gain was approximately $1,678,000. The Company reduced this amount by approximately $601,000 to establish a deferred tax liability to provide for future book to tax depreciation differences. The net bargain purchase gain of $1,077,000 is not taxable for federal or state purposes and was removed from the 2013 third quarter and year-to-date tax provision.
The Company's cash balance increased $18,974,000 during 2014 from $1,774,000 at the end of 2013 to $20,748,000 as of September 27, 2014.
a) The Company received approximately $3,610,000 from the sale of Ram-Fab;

b)
Net accounts receivable decreased $277,000 at September 27, 2014 when compared to the prior year end which resulted from lower storage tank sales during the third quarter of 2014 combined with the closing of BristolFab during 2014;

c)	Net inventories decreased $3,448,000 as of September 27, 2014 compared to the end of 2013 as a result of closing BristolFab during 2014 which had $5,174,000 of inventory on hand at the end of 2013;

d)
The Company generated cash during the third quarter of 2014 as accounts payable increased $2,677,000 as of September 27, 2014 from the prior year end due to the timing of raw material purchases in the third quarter of 2014 combined with the Company experiencing an expansion in the number of accounts payable days outstanding; and

e)	Capital expenditures for the first nine months of 2014 were $4,602,000, of which $2,953,000 was for the planned CRI expansion.
These items contributed to the Company having approximately $21,538,000 of fixed-rate bank debt outstanding as of September 27, 2014. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at September 27, 2014.
Outlook
During 2014, Synalloy sold and closed two under performing subsidiaries. Management believes the decision to close Bristol Fab and sell Ram-Fab leaves the overall Company stronger by eliminating chronically unprofitable units. The Company reallocated management and other resources to other growth and acquisition initiatives within the Metals Segment.
The Company will continue to reduce and monitor the cost structure in all of our business units, improve the product mix at both the pipe and storage tank facilities, and continue to penetrate new markets in the Specialty Chemicals Segment. Management is pleased that all remaining business units have reported results in excess of their targets thus far in 2014. With its strong balance sheet combined with the excellent performance of its current operating units, we are well positioned to pursue accretive acquisitions for the Company.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. We expect to see additional improvements through the remainder of 2014 with increased quoting activity and new project startups. We expect continued improvement in the pricing of our commodity products over 2013 and will continue to focus on higher margin business opportunities. Nickel prices, which result in stainless steel surcharges, peaked during mid-May, with an increase of approximately 50% since the end of the year. Since that time, nickel prices fell back slightly from the high with third quarter prices being approximately 23% higher than the prior year-end value. Through October 16, 2014, nickel prices decreased another 11%. If the Indonesian ban on ore exports remains in place, nickel prices have room to increase from their current levels. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero.

We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe. Our market position remains strong in the commodity pipe market and we continue to see strong order activity in special alloys. Gulf coast activity remains vigorous for chemical, petro-chem, fertilizer and plastic end-user applications. Management anticipates continued strong sales of fiberglass and steel tanks at Palmer as the oil drilling expansion continues in the Permian Basin and Eagle Ford Shale areas of Texas. During the remainder of 2014, we will continue to focus on gaining production efficiencies and improving our product mix.
The storage tank backlog was $13,547,000 at September 27, 2014 and $11,477,000 at December 28, 2013. Historical backlog information is not available prior to December 28, 2013.
Specialty Chemicals Segment's sales should continue to show improvement for the remainder of 2014 and well into 2015 as both units aggressively pursue new business opportunities, evaluate product pricing, increase growth to direct customers and identify new sales opportunities for product offerings that have available production capacity. The Specialty Chemicals Segment's project pipeline is heavily weighted with oil and gas opportunities attained through new growth market penetration efforts, which should favorably impact the remainder of the year. Management expects operating margins to hold steady at current levels. The expansion of the CRI Tolling facility is currently scheduled to be on line at the end of November 2014 and the Company already entered into a three-year tolling agreement for items to be produced from this new production line.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Net Income per Share are non-GAAP measures and exclude discontinued operations, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the one-time favorable Palmer earn-out adjustment, the bargain purchase gain from the CRI acquisition and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the one-time favorable Palmer earn-out adjustment, the bargain purchase gain on the CRI acquisition and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 27, 2014	Sep 28, 2013	Sep 27, 2014	Sep 28, 2013

Net sales from continuing operations
Metals Segment	$32,899,000	$35,163,000	$102,091,000	$108,720,000
Specialty Chemicals Segment	15,553,000	14,049,000	48,845,000	41,630,000
	$48,452,000	$49,212,000	$150,936,000	$150,350,000
Operating income from continuing operations
Metals Segment	$3,840,000	$517,000	$11,000,000	$3,148,000
Specialty Chemicals Segment	1,416,000	1,576,000	4,772,000	4,466,000
	5,256,000	2,093,000	15,772,000	7,614,000
Unallocated expenses
Corporate	549,000	824,000	2,503,000	2,443,000
Acquisition costs	—	152,000	(3,000)	203,000
Interest expense	261,000	362,000	789,000	1,077,000
Change in fair value of interest rate swap	(103,000)	106,000	192,000	(527,000)
Palmer earn-out adjustment	—	—	(3,476,000)	—
Bargain gain on CRI acquisition	—	(1,077,000)	—	(1,077,000)

Net income from continuing operations
before income taxes	4,549,000	1,726,000	15,767,000	5,495,000
Provision for income taxes	1,371,000	245,000	4,557,000	1,500,000

Net income from continuing operations	3,178,000	1,481,000	11,210,000	3,995,000

(Loss) income from discontinued operations,
net of tax	(1,900,000)	(20,000)	(7,755,000)	845,000

Net income	$1,278,000	$1,461,000	$3,455,000	$4,840,000

Net income per common share from
continuing operations
Basic	$0.36	$0.23	$1.29	$0.63
Diluted	$0.36	$0.23	$1.29	$0.62

Net (loss) income per common share from
discontinued operations	$(0.22)	$—	$(0.89)	$0.13
Basic	$(0.22)	$—	$(0.89)	$0.13
Diluted

Average shares outstanding
Basic	8,707,000	6,383,000	8,699,000	6,375,000
Diluted	8,746,000	6,444,000	8,715,000	6,435,000

Other data:
Adjusted EBITDA (1)	$5,150,000	$3,764,000	$17,015,000	$11,518,000

Backlog - storage tanks	$13,547,000	not available

(1) The term Adjusted EBITDA (earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, the Palmer earn-out adjustment, the bargain gain realized on the CRI acquisition and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 27, 2014	Sep 28, 2013	Sep 27, 2014	Sep 28, 2013

Consolidated
Net income from continuing operations	$3,178,000	$1,481,000	$11,210,000	$3,995,000
Adjustments:
Interest expense	261,000	362,000	789,000	1,077,000
Change in fair value of interest rate swap	(103,000)	106,000	192,000	(527,000)
Income taxes	1,371,000	245,000	4,557,000	1,500,000
Depreciation	909,000	835,000	2,817,000	2,351,000
Amortization	342,000	394,000	1,027,000	1,191,000
Inventory (gain) loss from change in nickel prices	(808,000)	1,424,000	(110,000)	2,631,000
Lower of cost or market inventory adjustment	—	(291,000)	(11,000)	(109,000)
Acquisition costs	—	152,000	(3,000)	203,000
Shelf registration costs	—	83,000	23,000	83,000
Palmer earn-out adjustment	—	—	(3,476,000)	—
Bargain purchase gain on CRI acquisition	—	(1,077,000)	—	(1,077,000)
Retention expense	—	50,000	—	200,000

Adjusted EBITDA	$5,150,000	$3,764,000	$17,015,000	$11,518,000
% sales	10.6%	7.6%	11.3%	7.7%

Adjusted EBITDA per share, diluted	$0.59	$0.58	$1.95	$1.79

Metals Segment
Net income from continuing operations	$3,840,000	$517,000	$11,000,000	$3,148,000
Adjustments:
Depreciation expense	616,000	615,000	2,002,000	1,780,000
Amortization expense	323,000	383,000	968,000	1,148,000
Inventory (gain) loss from change in nickel prices	(808,000)	1,424,000	(110,000)	2,631,000
Lower of cost or market inventory adjustment	—	(291,000)	(11,000)	(109,000)
Retention expense	—	50,000	—	200,000

Metals Segment Adjusted EBITDA	$3,971,000	$2,698,000	$13,849,000	$8,798,000
% segment sales	12.1%	7.7%	13.6%	8.1%

Specialty Chemicals Segment
Net income	$1,416,000	$1,576,000	$4,772,000	$4,466,000
Adjustments:
Depreciation expense	271,000	177,000	750,000	442,000
Amortization expense	5,000	—	16,000	9,000

Specialty Chemicals Segment Adjusted EBITDA	$1,692,000	$1,753,000	5,538,000	4,917,000
% segment sales	10.9%	12.5%	11.3%	11.8%

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		NINE MONTHS ENDED
(unaudited)	Sep 27, 2014	Sep 28, 2013	Sep 27, 2014	Sep 28, 2013

Income from continuing operations before
taxes, as reported	$4,549,000	$1,726,000	$15,767,000	$5,495,000

Adjustments:
Inventory (gain) loss from change in nickel prices	(808,000)	1,424,000	(110,000)	2,631,000
Lower of cost or market inventory adjustment	—	(291,000)	(11,000)	(109,000)
Acquisition costs	—	152,000	(3,000)	203,000
Shelf registration costs	—	83,000	23,000	83,000
Palmer earn-out adjustment	—	—	(3,476,000)	—
Bargain purchase gain on CRI acquisition	—	(1,077,000)	—	(1,077,000)
Retention expense	—	50,000	—	200,000

Adjusted income from continuing operations before
income taxes	3,741,000	2,067,000	12,190,000	7,426,000

Provision for income taxes at 34%	1,272,000	703,000	4,145,000	2,525,000

Adjusted net income from continuing operations	$2,469,000	$1,364,000	$8,045,000	$4,901,000

Average shares outstanding, as reported
Basic	8,707,000	6,383,000	8,699,000	6,375,000
Diluted	8,746,000	6,444,000	8,715,000	6,435,000

Adjusted net income from continuing operations
per common share
Basic	$0.28	$0.21	$0.92	$0.77
Diluted	$0.28	$0.21	$0.92	$0.76

Condensed Consolidated Balance Sheets
	Sep 27, 2014	Dec 28, 2013
	(unaudited)
Assets
Cash	$20,748,000	$1,774,000
Accounts receivable, net	29,646,000	29,923,000
Inventories	48,048,000	51,496,000
Sundry current assets	8,308,000	7,868,000
Current assets of business held for sale	—	8,550,000
Total current assets	106,750,000	99,611,000

Property, plant and equipment, net	34,427,000	32,665,000
Goodwill	17,253,000	17,253,000
Intangible asset, net	5,963,000	6,930,000
Other assets	2,507,000	2,583,000
Noncurrent assets of business held for sale	—	4,218,000

Total assets	$166,900,000	$163,260,000

Liabilities and Shareholders' Equity
Accounts payable	$14,118,000	$11,441,000
Accrued expenses	10,082,000	6,830,000
Current portion of long-term debt	2,534,000	2,534,000
Current portion of contingent consideration	2,458,000	2,500,000
Current liabilities of business held for sale	—	1,319,000
Total current liabilities	29,192,000	24,624,000

Long-term debt	19,004,000	20,904,000
Long-term contingent consideration	—	3,362,000
Other long-term liabilities	8,752,000	8,272,000
Shareholders' equity	109,952,000	106,098,000

Total liabilities and shareholders' equity	$166,900,000	$163,260,000